Exhibit 99.1

FIRST UNITED CORPORATION REVISES 1st QUARTER 2012 RESULTS OF OPERATIONS

OAKLAND, MARYLAND – May 2, 2012: First United Corporation (NASDAQ: FUNC) issued a press release on April 27, 2012 in which it announced, among other things, a net loss attributable to common shareholders of approximately $3.8 million for the quarter ended March 31, 2012, or basic and diluted loss per common share of $.61. Subsequent to that announcement, the Corporation determined that it would be able to recognize an additional $715,000 in non-interest income for the first quarter due to the March 2012 death of an insured under a bank-owned life insurance policy owned by the Corporation's bank subsidiary, First United Bank & Trust. This additional amount represents the tax-free death benefit that is payable under the policy. As a result, the Corporation is revising its earlier announcement to report consolidated net loss attributable to common shareholders of approximately $3.1 million for the first quarter of 2012, or basic and diluted loss per common share of $.50. The following table sets forth how this development impacts the financial items discussed in the prior release:

(Dollars in thousands, except per share data)	Three Months Ended March 31, 2012 (unaudited)
	Revised	Previously Reported
Other Operating Income	$4,052	$3,338
(Loss)/Income before taxes	(2,626)	(3,340)
Net (loss)/income	(2,665)	(3,379)
Net (loss) attributable/net income available to common shareholders	(3,080)	(3,794)

Basic/Diluted net income/(loss) per common share	$(.50)	$(.61)
Book value per common share	10.32	10.21

Return on average assets	(.77)%	(.98)%
Return on average shareholders’ equity	(11.05)%	(14.04)%
Efficiency ratio	64.0%	67.10%

Assets	$1,385,541	$1,384,827
Shareholders’ equity	93,706	92,992

Investors are urged to read the April 27, 2012 release for further information regarding the Corporation's financial condition and results of operations for the quarter ended March 31, 2012, which, except as revised by this announcement, remain unchanged.